Exhibit 10.4

ADVANCED MAGNETICS, INC.

Form of Restricted Stock Unit Agreement

Advanced Magnetics, Inc. (the “Company”) hereby enters into this Restricted Stock Unit Agreement, dated as of the date set forth below, with the Recipient named herein (the “Agreement”) and grants to the Recipient the Restricted Stock Units (“RSUs”) specified herein pursuant to its Amended and Restated 2000 Stock Plan, as amended and in effect from time to time. The Terms and Conditions attached hereto are also a part hereof.

Name of recipient (the “Recipient”):

Date of this RSU grant:

Number of shares of the Company’s Common Stock (the “Underlying Shares”) underlying the equivalent number of restricted stock units (the “RSUs”) granted pursuant to this Agreement:

Vesting Start Date:

Number of RSUs that are vested on the Vesting Start Date:

Number of RSUs that are unvested the Vesting Start Date:

Vesting Schedule:

One year from the Vesting Start Date:	____ units
Two years from the Vesting Start Date:	____ units
Three years from the Vesting Start Date:	____ units
Four years from the Vesting Start Date:	____ units

_____________________________ Signature of Recipient	ADVANCED MAGNETICS, INC. By:

ADVANCED MAGNETICS, INC.

Form of Restricted Stock Unit Agreement – Terms and Conditions

Advanced Magnetics, Inc. (the “Company”) agrees to award to the recipient specified on the cover page hereof (the “Recipient”), and the Recipient agrees to accept from the Company, the number of restricted stock units (the “RSUs”) specified on the cover page hereof representing an equivalent number of shares of the Company’s Common Stock (the “Underlying Shares”), on the following terms:

1.            Grant Under Plan. This Restricted Stock Agreement (the “Agreement”) is made pursuant to and is governed by the Company’s Amended and Restated 2000 Stock Plan, as amended and in effect from time to time (the “Plan”), and, unless the context otherwise requires, capitalized terms used herein shall have the same meanings as in the Plan.

2.	Vesting if Business Relationship Continues.

(a)          Vesting Schedule. If the Recipient has maintained continuously a Business Relationship with the Company through each date specified on the cover page hereof, a portion of the RSUs shall vest on such date in such amounts as are set forth opposite each such date on the cover page hereof. If the Recipient’s Business Relationship with the Company is terminated by the Company or by the Recipient for any reason, whether voluntarily or involuntarily, no additional RSUs shall become vested RSUs under any circumstances with respect to the Recipient. Any determination under this Agreement as to Business Relationship status or other matters referred to above shall be made in good faith by the Board, whose decision shall be final and binding on all parties.

“Business Relationship” means service to the Company or its successor in the capacity of an employee.

(b)          Termination of Business Relationship. For purposes hereof, a Business Relationship shall not be considered as having terminated during any military leave, sick leave, or other leave of absence if approved in writing by the Company and if such written approval, or applicable law, contractually obligates the Company to continue the Business Relationship of the Recipient after the approved period of absence (an “Approved Leave of Absence”). In the event of an Approved Leave of Absence, vesting of RSUs shall be suspended (and all subsequent vesting dates shall be postponed by the length of the period of the Approved Leave of Absence) unless otherwise provided in the Company’s written approval of the leave of absence that specifically refers to this Agreement.

(c)          Acceleration. The Board may at any time provide that the RSUs awarded pursuant to this Agreement shall become immediately exercisable in full or in part, shall be free of some or all restrictions, or otherwise realizable in full or in part, as the case may be, despite the fact that the foregoing actions may cause the application of Sections 280G and 4999 of the Code if a change in control of the Company occurs.

3.            Issuance of Underlying Shares. With respect to any RSUs that become vested RSUs pursuant to Section 2, subject to Section 5, the Company shall issue to the Recipient, as soon as practicable following the applicable vesting date specified on the cover page hereof, the number of Underlying Shares equal to the number of RSUs vesting on such vesting date, provided that, if the vesting date of any portion of the RSUs shall occur during either a regularly scheduled or special “blackout period” of the Company wherein Recipient is precluded from selling shares of the Company’s Common Stock, the receipt of the corresponding Underlying Shares issuable with respect to such vesting date pursuant to this Agreement shall be deferred until after the expiration of such blackout period. The Underlying Shares the receipt of which was deferred as provided above shall be issued to Recipient as soon as practicable after the expiration of the blackout period.

4.            Restrictions on Transfer. The Recipient shall not sell, assign, transfer, pledge, encumber or dispose of all or any of his or her RSUs.

5.            Withholding Taxes. All grants made pursuant to this Agreement shall be subject to withholding of all applicable income and employment taxes resulting from the issuance or vesting of the RSUs or the delivery of the Underlying Shares (the “Tax Obligations”). The Company may, and the Recipient hereby agrees and authorizes the Company on his behalf to, withhold, sell, and/or arrange for the sale of such number of Underlying Shares otherwise issuable to the Recipient pursuant to this Agreement as deemed necessary by the Company, in its sole discretion, to ensure that the Tax Obligations can be satisfied, including the right to sell shares having a fair market value greater than the Tax Obligations; provided, however, that for this purpose the Tax Obligations shall be computed based on the minimum statutory withholding rates for federal, state, local, and foreign income and employment tax purposes; provided, further, however, that if the Company decides to satisfy the Tax Obligations by withholding shares otherwise issuable hereunder (rather than by selling or arranging for the sale of shares on behalf of the Recipient), the Company shall not withhold shares having a fair market value greater than the Tax Obligations. The Recipient further agrees that, if the Company elects not to withhold, sell, or arrange for the sale of the amount of Underlying Shares sufficient to satisfy the full amount of the Tax Obligations, the Company may withhold such shortfall in cash from wages or other remuneration or the Recipient will deliver to the Company, in cash, the amount of such shortfall. The Recipient further agrees that the Recipient shall not sell any of the Underlying Shares during the period of time that the Company is acting on the Recipient’s behalf to withhold, sell, and/or arrange for the sale of the number of Underlying Shares necessary to satisfy the Recipient’s Tax Obligations. Notwithstanding the preceding three sentences, the Recipient may, by written notice to the Company at least ten business days before the applicable vesting date specified on the cover page hereof, elect to pay in cash the applicable Tax Obligations, or make other appropriate provisions acceptable to the Company for the payment of the applicable Tax Obligations, including the withholding from any payroll or other amounts due to the Recipient.

Recipient further agrees to take any further actions and execute any additional documents as may be necessary to effectuate the provisions of this Section 5 and the Recipient hereby grants the Company a irrevocable power of attorney to sign such additional documents on the Recipient’s behalf if the Company is unable after reasonable efforts to obtain Recipient’s signature on such additional documents. This power of attorney is coupled with an interest and is irrevocable by the Recipient.

6.            Provision of Documentation to Recipient. By signing the cover page of this Agreement, the Recipient acknowledges receipt of a copy of this entire Agreement, a copy of the Plan, and a copy of the Plan’s related prospectus.

7.            Section 409A of the Internal Revenue Code. The RSUs granted hereunder are intended to avoid the potential adverse tax consequences to the Recipient of Section 409A of the Internal Revenue Code of 1986, as amended, and the Board may make such modifications to this Agreement as it deems necessary or advisable to avoid such adverse tax consequences.

8.            Rights as Stockholder. The Recipient shall have no rights as a stockholder of the Company with respect to any RSUs covered by this Agreement until the issuance of the Underlying Shares.

9.	Miscellaneous.

(a)          Notices. All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, postage prepaid, return receipt requested, if to the Recipient, to the address set forth on the cover page hereof or at the address shown on the records of the Company, and if to the Company, to the Company’s principal executive offices, attention of the Corporate Secretary.

(b)          Entire Agreement; Modification. This Agreement constitutes the entire agreement between the parties relative to the subject matter hereof, and supersedes all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. This Agreement may be modified, amended or rescinded only by a written agreement executed by both parties signatories to this Agreement. In the event of a conflict between the terms of this Agreement and the Plan, the terms of the Plan shall control.

(c)          Fractional RSUs or Underlying Shares. All fractional RSUs or Underlying Shares resulting from the adjustment provisions contained in the Plan shall be rounded down to the nearest whole unit or share.

(d)          Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

(e)          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the limitations set forth herein.

(f)          Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of Delaware without giving effect to the principles of the conflicts of laws thereof.

(g)          No Obligation to Continue Business Relationship. Neither the Plan, nor this Agreement, nor any provision hereof imposes any obligation on the Company to continue a Business Relationship with the Recipient.

(h)        For purposes of Sections 2, 5 and 9(g), the “Company” shall mean the Company as defined in Section 8(a) of the Plan.